Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-214351) of our reports relating to the financial statements and financial statement schedule of Groupon, Inc. and subsidiaries (the "Company") and the effectiveness of the Company’s internal control over financial reporting dated February 14, 2018, appearing in this Annual Report on Form 10-K of Groupon, Inc. for the year ended December 31, 2017.
/s/ Deloitte & Touche LLP
Chicago, Illinois
February 14, 2018